Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760
WebMD Announces Second Quarter Financial Results
WebMD Total Revenue Increased 24%; Advertising Revenue Increased 32%
WebMD Adjusted EBITDA Increased 71%
WebMD Increases 2010 Financial Guidance
New York, NY (August 3, 2010) - WebMD Health Corp. (Nasdaq: WBMD), the leading source of health information, today announced financial results for the three months ended June 30, 2010.
For the three months ended June 30, 2010:
•	Revenue was $122.7 million, compared to $98.6 million in the prior year period, an increase of 24%.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $34.3 million, compared to $20.0 million in the prior year period, an increase of 71%.

•	Net income was $7.7 million or $0.13 per share, compared to a net loss of $(11.7) million or $(0.25) per share in the prior year period.
“WebMD is steadily establishing itself as an essential marketing channel for the nation’s largest biopharma and consumer products companies,” said Wayne Gattinella, President and CEO. “With advertising revenue growth of 32% and expanding operating margins, our core online business continues to outpace the growth of the online advertising markets overall.”
Financial Summary
Revenue for the second quarter was $122.7 million, compared to $98.6 million in the prior year period, an increase of 24%. Specifically:
•	Public portal advertising and sponsorship revenue was $100.6 million for the second quarter, compared to $76.0 million in the prior year period, an increase of 32%. Traffic to the WebMD Health Network continued to grow, reaching an average of 80.7 million unique users per month and total traffic of 1.8 billion page views during the second quarter, increases of 35% and 22%, respectively, from a year ago. 1.5 million continuing medical education (CME) programs were completed on the WebMD Professional Network during the second quarter.

•	Private portal services revenue was $22.1 million for the second quarter, a decrease of $500 thousand from the prior year period. The base of large employers and health plans using WebMD’s private Health and Benefits portals during the second quarter was 129 as compared to 137 in the prior year period.
Adjusted EBITDA for the second quarter was $34.3 million, compared to $20.0 million in the prior year period, an increase of 71%.
Net income was $7.7 million or $0.13 per share, compared to a net loss of $(11.7) million or $(0.25) per share in the prior year period. Net income in the current period included the after tax impact of a gain on investments of $3.6 million and a loss on convertible notes of $(6.6) million. Net loss in the prior year period included the after tax impact of a gain on convertible notes of $2.2 million, a loss from discontinued operations of $(13.3) million and non-controlling interest of $(0.4) million. Net income would have been $10.7 million in the current period as compared to a net loss of $(0.2) million in the prior year period excluding these items.
During the second quarter:
•	WebMD received cash proceeds of $65.5 million from the sale of the Senior Secured Notes it received as consideration in the sale of HLTH’s Porex business.

•	WebMD received $286 million in cash from the sale of its auction rate securities investments and has retained the ability to receive the upside on the auction rate securities through April 2012.

•	WebMD repurchased $32.4 million face amount and had conversions of $232.1 million face amount of the Company’s 1.75% convertible notes.

•	WebMD repurchased $12.9 million face amount and had conversions of $12.7 million face amount of the Company’s 3 1/8% convertible notes.

•	WebMD completed a tender offer to repurchase approximately 5.2 million shares for $242 million in cash.
As of June 30, 2010, WebMD had $535 million in cash and investments and had approximately $121 million in aggregate principal amount of its 3 1/8% convertible notes outstanding.
WebMD Mobile
WebMD’s penetration into the mobile health information market continued to expand this quarter:
•	WebMD Mobile for iPhone/iTouch has generated nearly two million downloads since launch and the newest release introduces an improved user interface and new features including local health listings.

•	WebMD Mobile for the iPad launched during the quarter with over 400,000 downloads to date. WebMD Mobile for the iPad allows users to check their symptoms, access drug and treatment information, get first aid essentials and check local health listings on the go.

•	Medscape Mobile for physicians has attracted over 450,000 users since launch and, with availability on both the iPhone/iTouch and Blackberry, it is becoming the premier clinical reference tool at the point of care.

Financial Guidance
WebMD is increasing its financial guidance for 2010 today.
•	The range for revenue guidance increases to $515 million to $535 million (from $510 million to $525 million).

•	The range for Adjusted EBITDA guidance increases to $158 million to $168 million (from $150 million to $158 million).
WebMD is providing a schedule (attached to this press release) to reflect these increases as well as updates for non-cash and other items primarily to reflect the impact of the sale of investments and convertible note conversions and repurchases completed by WebMD during the second quarter of 2010.
For the third quarter of 2010, WebMD expects:
•	Revenue to be in excess of $133 million, an increase in excess of 19% from last year. Public portal advertising and sponsorship revenue is expected to grow in excess of 24%.

•	Adjusted EBITDA to be in excess of 32% of revenue.

•	Net income to be in excess of 9% of revenue.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss its second quarter results at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. Approximately 80 million unique visitors access the WebMD Health Network each month.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList, theHeart.org and drugs.com.
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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; the benefits expected from new or updated products or services and from other potential sources of additional revenue; and expectations regarding the market for investments in auction rate securities (ARS). These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and strategic partners; changes in the markets for ARS; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, Summex®, WebMD® Health Exchange and Medscape® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

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